UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2021

Hess Midstream LP

(Exact name of registrant as specified in its charter)

DELAWARE	No. 001-39163	No. 84-3211812
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1501 McKinney Street
Houston, Texas 77010
(Address, including zip code, of registrant’s principal executive offices)

Registrant’s Telephone Number, Including Area Code: (713) 496-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited partner interests	HESM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 5, 2021, Hess Midstream LP., a Delaware limited partnership (the “Company”), Hess Midstream GP LP, a Delaware limited partnership and the general partner of the Company (the “General Partner”), Hess Midstream GP LLC, a Delaware limited liability company and the general partner of the General Partner, Hess Investments North Dakota LLC, a Delaware limited liability company (“HINDL”), GIP II Blue Holding, L.P., a Delaware limited partnership (together with HINDL, the “Selling Shareholders”), and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters listed therein (the “Underwriters”), entered into an Underwriting Agreement (the “Underwriting Agreement”), pursuant to which the Selling Shareholders agreed to sell to the Underwriters, and the Underwriters agreed to purchase from the Selling Shareholders, subject to and upon the terms and conditions set forth therein, 7,500,000 Class A shares representing limited partner interests in the Company (the “Class A Shares”) at a price of $26.00 per Class A Share, less underwriting discounts.

Pursuant to the terms of the Underwriting Agreement, the Selling Shareholders also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 1,125,000 Class A Shares at the same price per share as the Class A Shares, less underwriting discounts. The Underwriters subsequently notified the Selling Shareholders of their intent to exercise such option in full, and the Selling Shareholders completed the sale of an aggregate of 8,625,000 Class A Shares to the Underwriters on October 8, 2021. The Selling Shareholders received net proceeds from the offering of approximately $216,625,500, after deducting underwriting discounts. The Company did not receive any proceeds in the offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and Selling Shareholders and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

Pursuant to the Underwriting Agreement, the Company, the Selling Shareholders and certain directors and officers of the Company have agreed not to sell or otherwise dispose of any Class A Shares held by them for a period ending 60 days after the date of the Underwriting Agreement without first obtaining the written consent of the representatives of the Underwriters, subject to certain exceptions.

The offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-235650), a base prospectus dated December 31, 2019, included as part of the registration statement, and a prospectus supplement, dated October 5, 2021, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company or the Selling Shareholders. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the agreement, and may be subject to limitations agreed upon by such parties.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Latham & Watkins LLP relating to the validity of the Class A Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On October 5, 2021, the Company issued press releases announcing the launch and pricing of the offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

1.1	Underwriting Agreement, dated October 5, 2021, by and among Hess Midstream LP, Hess Midstream GP LP, Hess Midstream GP LLC, a subsidiary of Hess Corporation, an affiliate of Global Infrastructure Partners, J.P. Morgan Securities LLC and Citigroup Global Markets Inc.

5.1	Opinion of Latham and Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

99.1	Press Release issued by the Company on October 5, 2021 (announcing the launch of the offering)

99.2	Press Release issued by the Company on October 5, 2021 (announcing the pricing of the offering)

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESS MIDSTREAM LP

	By:	Hess Midstream GP LP, its general partner

	By:	Hess Midstream GP LLC, its general partner

Date: October 8, 2021	By:	/s/ Jonathan C. Stein
Name: Jonathan C. Stein
Title: Chief Financial Officer